Exhibit 5.1
[Tucker Ellis LLP Letterhead]
August 1, 2024

Stoneridge, Inc.
39675 MacKenzie Drive
Suite 400
Novi, Michigan 48377
Gentlemen:
We have acted as counsel to Stoneridge, Inc., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933 (the “Act”) relating to the registration of 200,000 Common Shares, without par value (the “Common Shares”), of the Company for issuance under Amendment No. 2 to the 2018 Directors’ Restricted Shares Plan, as amended (the “Plan”).
In connection with the foregoing, we have examined: (a) the Second Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated Code of Regulations of the Company, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents, as we deemed necessary to render this opinion. In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.
Based on the foregoing, we are of the opinion that the Common Shares available for issuance to participants under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in Item 5 and Item 8 of Part II of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
We bring to your attention the fact that our legal opinion is an expression of professional judgment and is not a guarantee of a result.
Very truly yours,
    /s/ Tucker Ellis LLP